Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

BUMBLE BEE FOODS, LLC

1. The name of the limited liability company is Bumble Bee Foods, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

The address of its registered office in the State of Delaware is Corporation Trust

Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Bumble Bee Foods, LLC this 8th day of January 2007.

/s/ Drue Pounds
Name:	Drue Pounds
Title:	VP- Controller

State of Delaware Secretary of State Division of Corporations Delivered 08:23 PM 01/24/2007 FILED 08:01 PM 01/24/2007 SRV 070082970 - 3648665 FILE